RESIGNATION AS DIRECTOR


                                                              December 29, 2004


BonusAmerica Worldwide Corp.
834 S. Broadway, 5th Floor
Los Angeles, California 90014


To the Board of Directors of BonusAmerica Worldwide Corp.:

         I hereby resign from the position of Director of BonusAmerica Worldwide Corp., a Nevada corporation (the "Company"), effective as of the date stated above. I have no disagreement with the Company on any matter relating to the Company's operations, policies or practices.




                                                     /s/ Carson Kwong
                                                     --------------------------
                                                     Carson Kwong